EXHIBIT 99.1

PSB HOLDINGS, INC.

40 Main Street

Putnam, CT 06260

For Immediate Release

CONTACT:	Robert J. Halloran, Jr., President and Chief Financial Officer
(860) 928-6501

PSB Holdings, Inc. Reports Increased Earnings

For the Fiscal Year Ended June 30, 2008

PUTNAM, CT, August 5, 2008 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Bank, reported net income of $3.1 million or $.49 per basic share and $.48 per diluted share for the fiscal year ended June 30, 2008 compared to net income of $1.9 million or $.29 per basic share and $.28 per share diluted share for the fiscal year ended June 30, 2007.

Assets

At June 30, 2008, total assets were $494.5 million, an increase of $3.3 million, or 0.7%, from June 30, 2007. Total loans increased $11.0 million, or 4.7%, to $245.2 million at June 30, 2008 from $234.2 million at June 30, 2007. Total investment securities decreased $2.5 million, or 1.1%, to $220.0 million at June 30, 2008 from $222.5 million at June 30, 2007. Federal funds sold decreased $3.4 million, or 75.0%, to $1.1 million at June 30, 2008 from $4.5 million at June 30, 2007. Total deposits decreased by $9.8 million, or 3.3%, to $283.7 million at June 30, 2008 from $293.5 million at June 30, 2007. This decrease in deposits was related to a decrease of $11.4 million, or 100.0%, in brokered deposits since June 30, 2007. We have recently increased FHLB advances as a funding source because FHLB advance rates have been significantly lower than rates on brokered certificates of deposits. Excluding brokered deposits, total deposits would have increased $1.6 million, or 0.6% from June 30, 2007 to June 30, 2008. Borrowed funds increased by $14.7 million, or 10.4%, to $156.6 million at June 30, 2008 from $141.9 million at June 30, 2007. Total stockholders’ equity decreased $2.2 million, or 4.2%, to $49.1 million at June 30, 2008 from $51.3 million at June 30, 2007. This was primarily due to the repurchase of 226,810 shares of the Company’s common stock at a total cost of $2.4 million during the fiscal year ended June 30, 2008 and an increase in the unrealized loss on the available-for-sale securities to $3.8 million as of June 30, 2008 as compared to $1.4 million as of June 30, 2007. This was partially offset by net income of $3.1 million. The Company believes that the unrealized losses on the available-for-sale securities as of June 30, 2008 and June 30, 2007 were attributable solely to interest rate movements. Management does not consider the losses to be other than temporary.

“Continued management of overhead expenses, resulting in less than a 2% increase for the year, coupled with a favorable yield spread and retail loan growth, have positively impacted our net income. We have been able to take advantage of lower short-term deposit and borrowing costs, further increasing our yield spread,” said Chairman and Chief Executive Officer, Thomas A. Borner. “While the Bank continues to be a dominant lender in its primary market area, our loan losses have remained encouragingly low as we maintain our course of quality lending.”

Net Interest Income

Net interest income for the fiscal year ended June 30, 2008 was $11.9 million, an increase of $1.3 million, or 12.5%, over the fiscal year ended June 30, 2007. This was primarily due to an increase in the net interest margin. The net interest margin for the fiscal year ended June 30, 2008 was 2.56% as compared to 2.34% for the fiscal year ended June 30, 2007. Average interest-earning assets increased $12.7 million, or 2.8%, to $462.7 million for the fiscal year ended June 30, 2008 from $450.0 million for the fiscal year ended June 30, 2007. The yield on average interest-earning assets increased twenty two basis points to 5.86% for the fiscal year ended June 30, 2008 as compared to 5.64% for the fiscal year ended June 30, 2007. Average interest-bearing liabilities increased by $14.5 million, or 3.8%, to $396.3 million for the fiscal year ended June 30, 2008 from $381.8 million for the fiscal year ended June 30, 2007. The cost of average interest-bearing liabilities decreased four basis points to 3.84% for the fiscal year ended June 30, 2008 as compared to 3.88% for the fiscal year ended June 30, 2007.

Provision for Loan Losses

The provision for loan losses for the fiscal year ended June 30, 2008 was $51,000, a decrease of $212,000, or 80.6%, over the fiscal year ended June 30, 2007. The ratio of the allowance to gross loans outstanding was 0.72% as of June 30, 2008 compared to 0.76% as of June 30, 2007. The ratio of the allowance to nonperforming loans was 121.1% as of June 30, 2008 compared to 115.7% as of June 30, 2007.

Noninterest Income and Expense

Noninterest income for the fiscal year ended June 30, 2008 was $3.3 million, an increase of $541,000, or 19.7%, from the fiscal year ended June 30, 2007. This increase was primarily due to a $284,000 increase in net gains on securities sales and a $204,000 increase in service fee income during the fiscal year ended June 30, 2008. Noninterest expense for the fiscal year ended June 30, 2008 was $10.9 million, an increase of $176,000, or 1.6%, over the fiscal year ended June 30, 2007. This increase was primarily due to an increase in salaries and benefits of $217,000 and an increase in occupancy expense of $15,000. This was partially offset by a decrease of $56,000 in other noninterest expenses.

Provision for Taxes

The provision for taxes for the fiscal year ended June 30, 2008 was $1.1 million, an increase of $751,000 over the fiscal year ended June 30, 2007. This increase in the tax provision reflected a significant reduction in the Bank’s portfolio of Auction Rate Preferred investments that have a dividends-received deduction applicable to them. The reason for the reduction was to avoid being subject to Alternative Minimum Tax. Average Auction Rate Preferred securities for the fiscal year ended June 30, 2008 were $13.9 million as compared to $32.7 million for the fiscal year ended June 30, 2007.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven offices located in eastern Connecticut. Putnam Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.’s common stock trades on the Nasdaq Global Market under the symbol PSBH. Investor information is available on Putnam Bank’s web site at www.putnambank.com.

Statements contained in this news release that are not historical facts are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.

	Statistical Summary
	(Unaudited)
	(dollars in thousands)
	As of June 30,	As of June 30,
	2008	2007
Assets
Cash and due from banks	$7,026	$8,718
Federal funds sold	1,120	4,480

Total cash and cash equivalents	8,146	13,198
Investment securities, at fair value	220,026	222,502
Loans	245,162	234,160
Less: allowance for loan losses	(1,758)	(1,780)

Net Loans	243,404	232,380
Premises and equipment	3,854	4,218
Bank owned life insurance	5,798	5,536
Core deposit intangible	856	1,091
Goodwill	6,912	6,912
Other assets	5,503	5,361

Total Assets	$494,499	$491,198

Liabilities and Stockholders’ Equity
Deposits	$283,724	$293,473
Borrowed funds	156,621	141,857
Mortgagors’ escrow accounts	1,423	1,280
Other liabilities	3,634	3,337

Total Liabilities	445,402	439,947
Total Stockholders’ Equity	49,097	51,251

Total Liabilities and Stockholders’ Equity	$494,499	$491,198

	Twelve Months Ended June 30,
Income Statement	2008	2007
Interest and dividend income	$27,116	$25,364
Interest expense	15,229	14,795

Net interest and dividend income	11,887	10,569
Provision for loan losses	51	263

Net Interest income after provision for loan losses	11,836	10,306
Noninterest income	3,282	2,741
Noninterest expense	10,945	10,769

Income before taxes	4,173	2,278
Provision for taxes	1,105	354

Net Income	$3,068	$1,924

	At or for the Twelve Months
	June 30,
Financial condition data:	2008	2007
(Dollars in thousands, except per share amounts)
Average interest-earning assets	$462,721	$449,981
Average interest-bearing liabilities	$396,262	$381,770
Average interest-earning assets to average interest-bearing liabilities	116.77%	117.87%
Non-performing loans	$1,452	$1,538
Non-performing loans to total loans	0.59%	0.66%
Allowance for loan losses	$1,758	$1,780
Allowance for loan losses to total loans	0.72%	0.76%
Shareholders’ equity to assets	9.93%	10.43%

Selected operating data:
Return on average assets	0.63%	0.41%
Return on average equity (1)	5.84%	3.66%
Net interest rate spread	2.01%	1.76%
Net interest margin (2)	2.56%	2.35%
Efficiency ratio (3)	72.15%	80.91%

(1)	Net income divided by average equity capital excluding average unrealized gains or losses on available-for-sale securities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Per share data:
Earnings per share:
Basic	$0.49	$0.29
Diluted	$0.48	$0.28
Book value per share	$7.52	$7.56
Market price per share:
High for the period	$10.76	$11.48
Low for the period	$7.58	$10.32
Close at end of period	$8.99	$10.58
Cash dividends declared per share	$0.09	$0.06

Weighted-average common shares outstanding:
Basic	6,297,478	6,707,697
Diluted	6,370,683	6,810,614